Exhibit 23.5
CONSENT OF FEARNLEY SECURITIES AS
We hereby consent (i) to the use of our opinion letter dated October 7, 2014 to the Board of Directors of Golden Ocean Group Limited (“Golden Ocean”), included in the joint proxy statement/prospectus that forms a part of the registration statement on Form F-4 (File No. 333- 200319) of Knightsbridge Shipping Limited (“Knightsbridge”) relating to the proposed transaction involving Knightsbridge and Golden Ocean, and (ii) to the references to such opinion in the aforementioned joint proxy statement/prospectus under the heading “Summary - The independent Financial Advisors of Knightsbridge and the independent Financial Advisors of Golden Ocean Have Delivered Opinions to the Knightsbridge Board and the Golden Ocean Board, respectively, that the Consideration to be paid by Knightsbridge and received by Golden Ocean in the Merger is Fair, from a Financial Point of View, to Knightsbridge Shareholders and Golden Ocean Shareholders, respectively” and “The Merger-Opinion of Golden Ocean’s Financial Advisor, Fearnley Securities AS.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do here thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.